Exhibit 99.2

Press Release

Calpine Closes $155 Million Preferred Shares Offering and $100 Million Senior Term Loan Refinancing for Its Metcalf Energy Center

SAN JOSE, Calif., June 21, 2005 /PRNewswire-FirstCall via COMTEX/ — Calpine Corporation’s (NYSE: CPN) indirect subsidiary Metcalf Energy Center, LLC (Metcalf LLC) has received funding for its $155 million offering of 5.5-Year Redeemable Preferred Shares and five-year, $100 million Senior Term Loan.

Metcalf LLC owns the 600-megawatt Metcalf Energy Center in San Jose, Calif. Metcalf LLC is a stand-alone, indirect subsidiary of Calpine. Calpine and other Calpine affiliates will not be responsible for the debts or other obligations of Metcalf LLC or other Metcalf entities.

The net proceeds of the offering of the Redeemable Preferred Shares will ultimately be used as permitted by Calpine’s existing bond indentures. Net proceeds from the offering of the Senior Term Loan will be used to refinance all outstanding indebtedness under the existing Metcalf LLC construction credit facility, to pay fees and expenses related to the transaction, and as permitted by Calpine’s existing indentures.

The Redeemable Preferred Shares are not registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. The Redeemable Preferred Shares were offered in a private placement in the United States under Regulation D under the Securities Act of 1933 and outside of the United States pursuant to Regulation S under the Securities Act of 1933. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements limit the extent of information that can be provided at this time.

SOURCE Calpine Corporation

Katherine Potter of Media Relations, +1-408-995-5115, ext. 1168, or Karen Bunton of Investor Relations, +1-408-995-5115, ext. 1121, both of Calpine Corporation